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                                                                      EXHIBIT 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS



    We consent to the incorporation by reference in the following registration statements of Lyondell Petrochemical Company, Post-Effective Amendment No. 4 to Registration Statement on Form S-8 (No. 33-26867), Registration Statement on Form S-8 (No. 33-31564), Registration Statement on Form S-8 (No. 33-32683), Registration Statement on Form S-8 (No. 33-60785) and Registration Statement on Form S-8 (No. 333-05399) of our report dated February 12, 1997 on our audits of the consolidated financial statements of Lyondell Petrochemical Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which report is included in this Annual Report on Form 10-K.



COOPERS & LYBRAND L.L.P.
Houston, Texas
March 17, 1997